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



MEGA DATA


                    EXECUTIVE OFFICES         RESEARCH AND PRODUCTION FACILITIES
                    -----------------         ----------------------------------
                    47 ARCH STREET            35 ORVILLE DRIVE
                    GREENWICH, CT 06830       BOHEMIA, NY  11716
                    PHONE 203-629-8757        PHONE-631-589-6800
                    FAX: 203-629-2970         FAX: 631-589-6858

March 3, 2000


Dear Fellow Shareholder:

Fiscal 1999 was a year of significant change and progress for Megadata. We first developed a reorganization plan to revitalize the company infrastructure with emphasis on product and market development.

Our new Vice President of Marketing, Jim Barry, initiated a well-focused comprehensive reintroduction of Megadata's PASSUR product line to the market.

As a result, the market place began to realize that the PASSUR passive radar system and the PASTRACK flight tracking software were unique and offered information and decision making tools not available elsewhere.

The unique timely information furnished by PASSUR enables users to save substantial amounts of money by reducing diversions, improving connections, and generally saving seconds or minutes throughout the airline system. In addition, airlines can use PASSUR as an important ingredient in their customer service programs.

Major airlines rely on PASSUR for the most accurate estimates of arrival times
(ETAs) currently available. Airport noise monitoring offices use the system to react quickly to neighborhood concerns. Our PASSUR flight tracking information has also been helpful in accident investigations including TWA 800, EgyptAir 990, and others.

During the year we announced that Megadata was having discussions with the National Transportation Safety Board (NTSB) regarding a future relationship whereby the NTSB can have immediate access to our flight tracking data and other information over the PASSUR network.

As we saw the potential markets for our products and services expand, we expanded our product offering as well, by selling data and licensing software in addition to selling systems and hardware.

We began the construction of a nationwide network of company-owned PASSUR systems, located at major airports throughout the United States, in order to establish sites from which data could be made available to users.

Since the beginning of fiscal 1999, company-owned PASSUR systems have been installed covering the three major New York airports, Chicago, Atlanta, Miami, Fort Lauderdale, Minneapolis, Cincinnati, and Washington National Airport.

Many major U. S. based airlines are now evaluating the PASSUR data and software at one or more of these sites. The airlines' response has been very encouraging and appears to validate our strategy.



                           (Continued on reverse side)

In December, Air Canada contracted for a system to support their growing traffic demand at the Toronto International Airport. Last month a major international carrier began an evaluation at New York's Kennedy International Airport.

One of the world's largest airlines has used PASSUR and PASTRACK software as an integral part of its airline operations at all its domestic hubs and one of its principal foreign hubs for a number of years.

Progress has also been made in the airport noise monitoring business segment with two new systems being installed in fiscal 1999 and negotiations in progress for additional locations.

Other programs are underway with applications for airport operations control. An evaluation is also underway with a major general aviation fleet operator.

During 1999 the company took an aggressive posture regarding cost control and resource management. Our building in Bohemia, New York was sold with a leaseback provision for a suitably sized area for manufacturing and software development in part of the building.

Fiscal 1999 net revenues were slightly over $1.1 million, an increase of 4.5% over fiscal 1998. The net loss for the year was approximately $323,000, or $
0.13 per share compared to a net loss in fiscal 1998 of approximately $881,000 or $ 0.35 per share.

Selling, General & Administration expenses increased in fiscal 1999 by $381,000, or about 60% compared to the prior year, and should result in significant sales increases in fiscal 2000. The reductions in cost of sales in fiscal 1999 of approximately $691,000 have been caused in part by the capitalization of the PASSUR network.

In January, Ken McNamara joined our management team as President and Chief Operating Officer of the company. Ken brings to Megadata over twenty-five years of development and marketing experience in aviation and complex integrated systems. Ken's most recent position was at Rockwell International as Vice President and General Manager of its $300 Million Rockwell Collins Passenger Systems Division.

One of Ken's first objectives is to add to the existing leadership team resources to position Megadata for significant future growth and profitability.

We still have a lot to do to achieve our vision for Megadata. We thank you in advance for your support and confidence.

Please join us and attend the Annual Meeting of Shareholders to be held at the LaGuardia Marriott Hotel, 102-05 Ditmars Blvd. East Elmhurst, New York on April 11th, 2000 at 11:00 AM.

We look forward to greeting you at the meeting.

Sincerely,



/s/ G. S. Beckwith Gilbert                          /s/ Kenneth J. McNamara
G. S. Beckwith Gilbert                              Kenneth J. McNamara
Chairman and CEO                                    President